SECURITIES AND EXCHANGE COMMISSION

                           Washington, DC 20549



                                 Form 8-K

                              CURRENT REPORT


  Pursuant to Section 13 or 15(d) of the Securities Exchange Act of
1934

  Date of Report (Date of earliest event reported) January 4, 1994


                        Lone Star Industries, Inc.
                           Debtor-in-Possession
          (Exact name of registrant as specified in its charter)


           Delaware              1-2333             13-0982660
 (State or other jurisdiction   (Commission        (IRS Employer
       of incorporation)       File Number)      Identification
No.)



  300 First Stamford Place, P. O. Box 120014, Stamford, CT 06912-
0014
          (Address of principal executive offices)    (Zip Code)


    Registrant's telephone number, including area code  (203) 969-
8600

ITEM 5.  OTHER EVENTS.

     On January 4, 1994, Lone Star Industries, Inc. made public disclosure of the following by a press release for immediate release:

     Stamford, Connecticut, January 4, 1994 --- Lone Star Industries,Inc.(NYSE/LCE) said today that a preliminary tally of the ballots voting on the Company's Plan of Reorganization indicated that all parties in interest in the bankruptcy proceedings had voted overwhelmingly in favor of the Plan. The preliminary count indicates that holders of approximately $2 million of Secured Claims (98% of total dollars voting); $443 million of Unsecured Claims (95% of total dollars voting); approximately 379 thousand shares of Preferred Stock (99% of shares voting); and approximately 6 million shares of Common Stock (79% of shares voting) had voted for the Plan of Reorganization.

     The Bankruptcy Court responsible for Lone Star's Chapter 11 proceedings has set February 9, 1994 as the date for a confirmation hearing on the Company's Plan. A hearing to consider the adequacy of a disclosure statement relating to a plan of reorganization proposed by the common stock representatives of the Official Committee of Equity Holders is scheduled for January 10, 1994. Objection to the Equity Committee Disclosure Statement have been filed by the major constituencies involved in the Lone Star Bankruptcy. Both hearings will be held before the Honorable Judge Tina L. Brozman in the United States Bankruptcy Court at Bowling Green in New York City.

     Lone Star Industries, Inc. is a leading producer of cement, ready-mixed concrete, sand and gravel, crushed stone, and other construction materials.

                            SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, Lone Star Industries, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                              LONE STAR INDUSTRIES, INC.
                              Debtor-in-Possession



                              By: /s/ John S. Johnson
                                      John S. Johnson
                                       Vice President

Date:  January 7, 1994